Exhibit 5.1

                        OPINION OF COUNSEL

Rebecca Wilson
Attorney at Law
2961 W. MacArthur, Suite 120
Santa Ana, CA 92704
(714) 850-3356 / (714) 850-3368 (fax)

May 2, 2001

Rhino Enterprises Group, Inc.
2925 LBJ Freeway, Suite 188
Dallas, TX 75234

Re:  Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Rhino Enterprises Group, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 600,000 shares of the Company's common stock, $0.001 par value, (the "common stock"), issuable pursuant to the Company's Advisory and Consultants Agreements, (the "Plan").

I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Rebecca Wilson
Rebecca Wilson, Esq.